Exhibit 4.8

EXECUTION COPY

SECOND LIEN SECURITY AGREEMENT

Dated as of June 20, 2005

from

The Grantors referred to herein

as Grantors

to

THE BANK OF NEW YORK

as Collateral Agent

T A B L E  O F  C O N T E N T S

Section 25.	Notices, Etc.		31

Section 26.	Continuing Security Interest; Assignments under the Credit Agreement		31

Section 27.	Release; Termination		31

Section 28.	Execution in Counterparts		32

Section 29.	The Mortgages		32

Section 30.	Jurisdiction, Etc		32

Section 31.	Governing Law		33

Schedules

Schedule I	-	Location, Chief Executive Office, Place Where Agreements Are Maintained, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	-	Pledged Equity and Pledged Debt
Schedule III	-	Locations of Equipment and Inventory
Schedule IV	-	Changes in Name, Location, Etc.
Schedule V	-	Patents, Trademarks and Trade Names, Copyrights and IP Agreements
Schedule VI	-	Deposit Accounts
Schedule VI-A	-	Securities Accounts
Schedule VII	-	Commercial Tort Claims
Schedule VIII	-	Letters of Credit

Exhibits

Exhibit A	-	Form of Second Lien Security Agreement Supplement
Exhibit B	-	Form of Deposit Account Control Agreement
Exhibit C	-	Form of Securities Account Control Agreement
Exhibit D	-	Form of Second Lien Intellectual Property Security Agreement
Exhibit E	-	Form of Second Lien Intellectual Property Security Agreement Supplement
Exhibit F	-	Form of Consent to Assignment of Letter of Credit Rights
Exhibit G-1	-	Form of Assignment for Government Contract Claims
Exhibit G-2	-	Form of Notice of Assignment for Government Contract Claims
Exhibit G-3	-	Form of Acknowledgment of Government Contract Claims

SECOND LIEN SECURITY AGREEMENT

SECOND LIEN SECURITY AGREEMENT, dated as of June 20, 2005 (this “Agreement”), made by RAFAELLA APPAREL GROUP, INC., a Delaware corporate (the “Borrower”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 24) (the Borrower, the Persons so listed and the Additional Grantors being, collectively, the “Grantors”), to THE BANK OF NEW YORK (“BoNY”), as Collateral Agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VII of the Indenture (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1)                                  The Borrower has entered into a Credit Agreement, dated as of the date hereof, among the Borrower, Verrazano, Inc., any other subsidiaries of the Borrower that become guarantors thereunder and the lenders party thereto (together with their successors and assigns, the “Lenders”) and HSBC Bank USA, National Association, as agent (in such capacity, together with its successors and assigns, the “Credit Agreement Agent”), setting forth the terms and conditions of the senior credit facility, as such agreement may be amended, supplemented, modified, renewed, refunded, replaced, restated, substituted, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (the “Credit Agreement”).

(2)                                  The Borrower has entered into an Indenture, dated as of the date hereof, among the Borrower, the Guarantors (as defined in the Indenture) and BoNY, as Trustee and as Collateral Agent (the “Indenture”).

(3)                                  Pursuant to the Indenture, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the holders from time to time of any Secured Obligations (the “Secured Parties”) a security interest in the Collateral (as hereinafter defined).

(4)                                  Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule II hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule II hereto and issued by the obligors named therein.

(5)                                  In order to secure the first lien Indebtedness under the Credit Agreement, each Grantor is concurrently granting to the Credit Agreement Agent, for the benefit of the Senior Creditors (as defined in the Intercreditor Agreement), a first priority lien and security interest in the Collateral, it being understood that the relative rights and priorities of the grantees in respect of the Collateral are governed by the Intercreditor Agreement (as hereinafter defined).

(6)                                  Each Grantor now has or may in the future have security entitlements (the “Pledged Security Entitlements”) with respect to all the financial assets (the “Pledged Financial

Assets”) credited from time to time to the accounts set forth opposite such Grantor’s name on Schedule VI-A hereto.

(7)                                  Each Grantor now maintains or may in the future maintain deposit accounts (the “Deposit Accounts”) and securities accounts (the “Securities Accounts”) with banks, in the name of such Grantor and subject to the terms of this Agreement, as set forth opposite such Grantor’s name and described in Schedule VI hereto.

(8)                                  The Borrower is the beneficiary under certain letters of credit as described in Schedule VIII.

(9)                                  It is a condition precedent to the issuance of the Notes (as defined in the Indenture) that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(10)                            Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Indenture Documents.

(11)                            Terms defined in the Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the Indenture. Further, unless otherwise defined in this Agreement or in the Indenture, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. The term “Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.14 and § 357.41 through § 357.44 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

NOW, THEREFORE, in consideration of the premises and in order to induce the Trustee and Collateral Agent to enter into the Indenture, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1.                                            Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)                                  all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is embedded in and is part of the equipment (any and all such property being the “Equipment”);

(b)                                 all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property being the “Inventory”);

(c)                                  all accounts (including, without limitation, Government Contract Claims and health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights,  general intangibles (including, without limitation, (i) payment intangibles, (ii) Government Contract Claims and (iii) all rights, claims, benefits, remedies and interests under the Related Documents, whether direct or indirect, and whether or not any Grantor is a party thereto) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d)                                 the following (the “Security Collateral”):

(i)                                     the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all Equity Interests issued thereon or with respect thereto;

(ii)                                  the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)                               all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all Equity Interests issued thereon or with respect thereto;

(iv)                              all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v)                                 the Securities Accounts, all Pledged Security Entitlements with respect to all Pledged Financial Assets from time to time credited to any Securities Account, and all Pledged Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed or credited to the Securities Accounts in respect of or in exchange for any or all of such Pledged Security Entitlements or such Pledged Financial Assets and all subscription warrants, rights or options issued thereon or with respect thereto;

(vi)                              all commodities accounts, all commodity contracts from time to time carried in such commodities accounts, and all value, cash, instruments and other property from time to time received, receivable or otherwise distributed or credited to such commodities accounts in respect of or in exchange for any or all of such commodity contracts; and

(vii)                           all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) and all financial assets from time to time credited to any securities account in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed or credited to any securities accounts in respect of or in exchange for any or all of such investment property and financial assets and all subscription warrants, rights or options issued thereon or with respect thereto;

(e)                                  all agreements and contracts, including without limitation, the Related Documents to which it is a party or with respect to which it has any rights, benefits, remedies or interests (whether as a party thereto, as third-party beneficiary thereunder or otherwise), the IP Agreements (as hereinafter defined), and each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case, as such agreements and contracts may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) rights, claims and remedies of such Grantor for damages or any other amounts arising out of or for breach of or default or under any indemnity provision under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies and ancillary rights thereunder (all such Collateral being the “Agreement Collateral”);

(f)                                    the following (collectively, the “Deposit Collateral”):

(i)                                     the Deposit Accounts and each other deposit or similar account (including any such accounts directly or indirectly contemplated by the Credit Agreement) and all funds therein and financial assets from time to time credited thereto (including, without limitation, all Permitted Investments), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed or credited thereto in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Deposit Accounts and each other deposit or similar account;

(ii)                                  all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Deposit Collateral; and

(iii)                               all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed or credited to the Deposit Accounts in respect of or in exchange for any or all of the then existing Deposit Collateral; and

(g)                                 the following (collectively, the “Intellectual Property Collateral”):

(i)                                     all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)                                  all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)                               all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv)                              all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)                                 all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual property of any type, including, without limitation, industrial designs and mask works;

(vi)                              all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit E hereto (each, an “IP Security Agreement Supplement”) executed by such Grantor to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii)                           all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii)                        all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule V hereto (“IP Agreements”); and

(ix)                                any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h)                                 all commercial tort claims described in Schedule VII hereto or as may be specifically identified from time to time pursuant to a supplement to Section 9(c) (collectively, the “Commercial Tort Claims Collateral”);

(i)                                     all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j)                                     all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

Notwithstanding anything herein to the contrary, in no event shall Collateral include (a) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of such Grantor’s rights or interest thereunder if (i) the grant of such security interest shall constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement unless the applicable Grantor shall have obtained a consent or waiver with respect to the Liens created hereunder or (ii) is prohibited by applicable law (other than, in each case, to the extent that any such term would be rendered ineffective pursuant to Sections 9-401(b), 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), (b) voting Equity Interests of Foreign Subsidiaries (as hereinafter defined) in excess of 65% of the voting power of all classes, series or designations of Equity Interests of such Foreign Subsidiaries entitled to vote, (c) any cash, cash equivalents, investment property or financial assets held in escrow pursuant to the Escrow Agreement and (d) leasehold interests of any Grantor in real property.

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the exercise of any right or remedy by such Collateral Agent hereunder are subject to the provisions of that certain Intercreditor Agreement, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, Verrazano, Inc., the Credit Agreement Agent and the Collateral Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

Section 2.                                            Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Indenture Documents (as defined in the Indenture), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).

Section 3.                                            Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                                            Government Contract Claims. (a)  For purposes of this Agreement and the other Indenture Documents, the following terms shall have the meanings set forth below:

“Assignment of Government Contract Claims” means an Assignment of Government Claims, in substantially the form of Exhibit G-1 attached hereto (with such changes or modification thereto as may be required with any changes or modifications to the Assignment of Claims Act or the Assignment of Claims Regulations).

“CCR Database” means the Central Contractor Registration database or the CCR database as used in 48 C.F.R. § 32.805(d)(4) and 48 C.F.R. § 4.1102.

“Notice of Assignment of Government Contract Claims” means a Notice of Assignment of Government Claims, in substantially the form of Exhibit G-2 attached hereto (with such changes or modification thereto as may be required with any changes or modifications to the Assignment of Claims Act or the Assignment of Claims Regulations).

(b)                                 Subject to the Intercreditor Agreement, except for any of the following which have been executed and delivered in favor of the Credit Agreement Agent, (i) no assignments of any Government Contract Claims have been executed and delivered in favor of any Person (other than the Collateral Agent), which were not forwarded to or filed with any Person (including any Governmental Authority) and all such assignments and any notices in respect thereof existing prior to the date of this Agreement (the “Effective Date”) have been destroyed, (ii) all assignments of any Government Contract Claims and notices of such assignments forwarded to or filed with any Person (including any Governmental Authority) pursuant to 48 CFR Sections 32.802(e) and 32.805(b) on or prior to the Effective Date shall have been fully released in accordance with 48 CFR Section 32.805(e), and (iii) there are no other assignments of, or Liens on, Government Contract Claims other than as in favor of a

Governmental Party in respect of set-off rights as provided in the Federal Acquisition Regulations, in favor of the Collateral Agent.

(c)                                  Subject to the Intercreditor Agreement, with respect to any Assignable Government Contract Claims in respect of Government Contracts, each applicable Grantor shall take the following actions with respect to the applicable Government Contracts and Assignable Government Contract Claims:

(i)                                     execute and deliver to the Collateral Agent two (2) original Assignments of Government Contract Claims and Notices of Assignment of Government Contract Claims, which shall:

(A)                              include a full description of the applicable Government Contract, including, (1) the contract number, (2) the date thereof, (3) the Grantor’s name and address as listed on the contract, (4) the name of the Governmental Party, the name of its office and its address, and (5) subject to any applicable laws, rules and regulations or orders relating to national security restricting such description, a description of the nature of the contract, and

(B)                                with respect to each Assignment of Government Contract Claims, (1) be duly executed by an authorized officer of such Grantor (other than the secretary or assistant secretary of such Grantor), (2) be duly attested by the secretary or assistant secretary of such Grantor, and (3) to the extent not impressed with the corporate seal, include two (2) certified (by any officer) true and correct copies of the resolutions of the governing body of such Grantor authorizing the officer signing the Assignment of Government Contract Claims to execute the same;

(ii)                                  with respect to each such applicable Government Contract, provide the name, address and telephone number of (A) the contracting officer, administrative contracting officer and the agency head of the Governmental Party with respect to such Government Contract, (B) the surety on any bond applicable, if any, to such Government Contract (including any surety on any bond that may be applicable subsequently), and (C) the disbursing officer designated in such Government Contract to make payment; and

(iii)                               notify the Collateral Agent whether the assignment of such Government Contract Claims would require the Collateral Agent to register separately in the CCR Database.

(d)                                 Subject to the Intercreditor Agreement, the Collateral Agent may, or may direct the applicable Grantor to, in each case, at such Grantor’s expense and at any time in its reasonable discretion (and if so directed, such Grantor shall), with respect to the Assignable Government Contract Claims described in clause (c) above:

(i)                                     file and deliver an original Notice of Assignment of Government Contract Claims with the appropriate number of copies thereof and with the appropriate attachments as may be required (including certified copies of the Assignment of Government Contract Claims) by the Assignment of Claims Act and the Assignment of

Claims Regulations to (1) the contracting officer or the agency head of the Governmental Party with respect to such Government Contract, (2) if applicable, the surety on any bond applicable to such Government Contract (including any surety on any bond that may be delivered subsequently), and (3) the disbursing officer designated in such Government Contract to make payment; and

(ii)                                  file, deliver, and record with any other Person or Governmental Party any other statement, notice, assignment, instrument, document or agreement or take such other action as may reasonably be deemed necessary or advisable in order to make the assignments of the Assignable Government Contract Claims in favor of the Collateral Agent for the ratable benefit of the Secured Parties effective and valid assignments under the Assignment of Claims Act and the Assignment of Claims Regulations.

Section 5.                                            Delivery and Control of Security Collateral. (a)  Subject to the Intercreditor Agreement, all certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer, indorsements or assignment in blank, all in form and substance satisfactory to the Collateral Agent. Subject to the Intercreditor Agreement, the Collateral Agent shall have the right, at any time after the occurrence and during the continuation of an Event of Default, in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a). In addition, subject to the Intercreditor Agreement, the Collateral Agent shall have the right, at any time after the occurrence and during the continuation of an Event of Default to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations. Also, subject to the Intercreditor Agreement, the Collateral Agent shall have the right at any time upon the occurrence and during the continuation of an Event of Default to convert Security Collateral consisting of financial assets credited to the Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to the Securities Account. Prior to the Discharge of Senior Indebtedness (as such term is defined in the Intercreditor Agreement), the requirements of this Agreement to deliver Collateral to the Collateral Agent hereunder shall be satisfied by delivery of such Collateral to the Credit Agreement Agent.

(b)                                 Subject to the Intercreditor Agreement, with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will use commercially reasonable efforts to cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent.

(c)                                  Subject to the Intercreditor Agreement, with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement in which the Collateral Agent is not the entitlement holder, such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (each such agreement being a “Securities Account Control Agreement”). Notwithstanding the foregoing, if a certificate has been received by the Collateral Agent from the applicable Grantor as to any Security Collateral constituting a securities entitlement in which the Collateral Agent is not the entitlement holder, that contains a representation and warranty that such Security Collateral is a securities account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s salaried employees, such securities account may be designated an “Excluded Securities Account,” in which case, such Grantor will not be required to comply with the requirements of this clause (c) with respect to such Excluded Securities Account. If at any time, the representation and warranty contained in such certificate shall fail to be true, the applicable Grantor shall promptly transfer all funds and assets in or credited to such Excluded Securities Account to any securities account subject to a Securities Account Control Agreement and not permit any assets to be credited thereto and shall either terminate such Excluded Securities Account or comply with the requirements of this clause (c), at which time such account shall no longer be an Excluded Securities Account.

(d)                                 No Grantor will change or add any securities intermediary or commodity intermediary that maintains any securities account or commodity account in which any of the Collateral is credited or carried, or change or add any such securities account or commodity account, in each case without first complying with the above provisions of this Section 5 in order to perfect the security interest granted hereunder in such Collateral.

(e)                                  Subject to the Intercreditor Agreement, upon the request of the Collateral Agent upon the occurrence and during the continuation of an Event of Default, such Grantor will notify each such issuer of Pledged Debt that such Pledged Debt is subject to the security interest granted hereunder and that any payments thereof should be made directly to the Collateral Agent.

Section 6.                                            Maintaining the Deposit Collateral. Subject to the Intercreditor Agreement, so long as the Secured Obligations shall remain outstanding:

(a)                                  Each Grantor will maintain all Deposit Collateral (other than any cash, cash equivalents, investment property or financial assets held in escrow pursuant to the Escrow Agreement) only with the Collateral Agent or with banks (the “Pledged Account Banks”) that have agreed, in a record authenticated by the Grantor, the Collateral Agent and the Pledged Account Banks, to (i) comply with instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Accounts without the further consent of the Grantor and (ii) waive or subordinate in favor of the Collateral

Agent all claims of the Pledged Account Banks (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to the Deposit Collateral (other than for customary charges and for returned or dishonored items), which authenticated record shall be substantially in the form of Exhibit B hereto, or shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent (each such agreement being a “Deposit Account Control Agreement”).

(b)                                 Each Grantor will ensure that each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) has been instructed to make such payment (a) to a Deposit Account that is subject to a Deposit Account Control Agreement or (b) to such Grantor, in which case such Grantor covenants to promptly deposit such payment in a Deposit Account that is subject to a Deposit Account Control Agreement.

(c)                                  Each Grantor agrees that it will not add any bank that maintains a deposit account for such Grantor or open any new deposit account with any then existing Pledged Account Bank unless (i) the Collateral Agent shall have received at least five (5) days’ prior written notice of such additional bank or such new deposit account and (ii) the Collateral Agent shall have received, in the case of a bank or Pledged Account Bank that is not the Collateral Agent, a Deposit Account Control Agreement authenticated by such new bank and such Grantor, or a supplement to an existing Deposit Account Control Agreement with such then existing Pledged Account Bank, covering such new deposit account (and, upon the receipt by the Collateral Agent of such Deposit Account Control Agreement or supplement, Schedule VI hereto shall be automatically amended to include such Deposit Account). Each Grantor agrees that it will not terminate any bank as a Pledged Account Bank or terminate any Deposit Account, except that the Grantor may terminate a Deposit Account, and terminate a bank as a Pledged Account Bank with respect to such Deposit Account, if it gives the Collateral Agent at least five (5) days’ prior written notice of such termination (and, upon such termination, Schedule VI hereto shall be automatically amended to delete such Pledged Account Bank and Deposit Account). Notwithstanding the foregoing, if a certificate has been received by the Collateral Agent from the applicable Grantor as to any Operating Account existing on the Effective Date that, or if any such notice described in clause (i) above, in either case, contains a representation and warranty that the account referred to in such notice or certificate is a deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s salaried employees, such account may be designated an “Excluded Account,” in which case, such Grantor will not be required to comply with the requirements of clause (a) or clause (c)(ii) above with respect to such Excluded Account. If at any time, any of the conditions set forth above in respect of such Excluded Account shall fail to be true, the applicable Grantor shall promptly transfer all funds and assets in or credited to such Excluded Account to any Deposit Account and not permit any further payments or deposits to be made and shall either terminate such Excluded Account or comply with the requirements of clause (ii) above, at which time such account shall no longer be an Excluded Account but shall be a Deposit Account.

(d)                                 Upon any termination by a Grantor of any Deposit Account of such Grantor, or any Pledged Account Bank with respect thereto, such Grantor will promptly (i) transfer all funds and property held in such terminated Deposit Account to another Deposit Account and (ii) notify all Obligors that were making payments to such Deposit Account to make all future payments to another Deposit Account so that the Collateral Agent shall have a continuously perfected security interest in the Deposit Collateral, funds and property.

(e)                                  Subject to the Intercreditor Agreement, the Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from, and any assets credited to, the Deposit Accounts to satisfy the Grantor’s obligations under the Indenture Documents if an Event of Default shall have occurred and be continuing.

Section 7.                                            Maintaining Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims. Subject to the Intercreditor Agreement, so long as the Secured Obligations are outstanding:

(a)                                  With respect to any letter-of-credit rights related to any letter-of-credit in an undrawn amount in excess of $500,000, including, without limitation, all letter-of-credit rights associated with the letters of credit described in Schedule VIII, each Grantor will maintain such letter-of-credit rights so that the Collateral Agent has control of the letter-of-credit rights in the manner specified in Section 9-107 of the UCC; and

(b)                                 Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the second priority security interest created under this Agreement.

Section 8.                                            Representations and Warranties. Each Grantor represents and warrants as follows:

(a)                                  Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule 1 hereto. Such Grantor has only the trade names, domain names and marks listed on Schedule V hereto. Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office and the office in which it maintains, to the extent in its possession, the original copies of each Assigned Agreement and Related Contract to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor, in the state or jurisdiction set forth in Schedule I hereto. The information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all respects. Such Grantor has not previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule IV hereto.

(b)                                 All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 10(a). Within the 5 years preceding the execution of this Agreement, such Grantor has not previously changed the location of its Equipment and Inventory (other than Inventory in transit) except as set forth in Schedule IV hereto. Subject to the Intercreditor Agreement and Section 5(a) hereof, all Security Collateral consisting of certificated securities and instruments have been delivered to the Credit Agreement Agent or the Collateral Agent. Subject to the Intercreditor Agreement and Section 5(a) hereof, none of the Receivables is evidenced by a promissory note or other instrument that has not been delivered to the Credit Agreement Agent or the Collateral Agent.

(c)                                  Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or Permitted Liens (as defined in the Indenture). Other than financing statements for which terminations have been prepared and delivered to the Collateral Agent for filing, no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Indenture Documents or in favor of the holder of a Permitted Lien.

(d)                                 Such Grantor has exclusive possession and control of the Equipment and Inventory other than Inventory or Equipment in transit and Inventory stored at any warehouse for which, if requested by the Collateral Agent, a warehouseman’s agreement, in form and substance reasonably satisfactory to the Collateral Agent, is so indicated by an asterisk on Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 10(a). In the case of Equipment and Inventory located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has, to such Grantor’s knowledge, (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Equipment or Inventory, (ii) issued any document for any of such Grantor’s Equipment or Inventory, (iii) received notification of any secured party’s interest (other than the security interest granted hereunder or in respect of Permitted Liens) in such Grantor’s Equipment or Inventory or (iv) any Lien, claim or charge (based on contract, statute or otherwise) on such Equipment and Inventory other than Permitted Liens.

(e)                                  The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable. If such Grantor is an issuer of Pledged Equity, such Grantor confirms that it has received notice of such security interest. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which notes, subject to Section 5(a) hereof, have been delivered to the Collateral Agent) and is not in default.

(f)                                    The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule II hereto.

(g)                                 All of the Pledged Equity and Pledged Debt owned by such Grantor is listed on Schedule II hereto.

(h)                                 (i)                                     The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by the Grantor party thereto and, to such Grantor’s knowledge, all other parties thereto, have not been amended, amended and restated, supplemented or otherwise modified, are in full force and effect and are binding upon and enforceable against such Grantors, and, to such Grantor’s knowledge, all other parties thereto in accordance with their terms. There exists no default under any Assigned Agreement to which such Grantor is a party by the Grantor party thereto, or to such Grantor’s knowledge, by any other party thereto.

(ii)                                  Each Government Contract has been properly approved and executed by the Grantor party thereto and, to the knowledge of such Grantor, the applicable Governmental Party.

(iii)                               Upon the Collateral Agent’s or such Grantor’s taking the actions described in Section 4(d)(i) and, to the extent required by Subpart 32.805(c) and (d) of the Assignment of Claims Regulations, acknowledged by the appropriate contracting officer, the Assignment of Government Contract Claims with respect to each Assignable Government Contract Claims shall constitute an effective and valid assignment of such Assignable Government Contract Claims to the extent that an assignment of a Government Claims is governed by the Assignment of Claims Act and the Assignment of Claims Regulations, and no other action is required in order to create an effective and valid assignment of such Assignable Government Contract Claims. Thereupon, the Credit Agreement Agent may exercise its rights as set forth in Section 4(d).

(i)                                     Such Grantor has no deposit accounts, other than the Deposit Accounts listed on Schedule VI hereto, as such Schedule VI may be amended from time to time pursuant to Section 6(c), and legal, binding and enforceable Deposit Account Control Agreements are in effect for each deposit account that constitutes Deposit Collateral, except to the extent such Deposit Account Control Agreements are not required by Section 6(c). Such Grantor has instructed all existing Obligors to make all payments to a Deposit Account.

(j)                                     Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule VIII hereto, as such Schedule VIII may be amended from time to time, and legal, binding and enforceable Consents to Assignment of Letter of Credit Rights, in the form of the Consent to Assignment of Letter of Credit Rights attached hereto as Exhibit F, are in effect for each letter of credit that constitutes Collateral, except to the extent such Consents to Assignment of Letter of Credit Rights are not required by Section 7(a).

(k)                                  Except for (i) the filing of initial financing statements in the appropriate jurisdictions, which financing statements will be in full force and effect and stamped copies of which will be delivered to the Collateral Agent, and (ii) the filings referred to in Section 13(f) with the United States Patent and Trademark Office or the United States Copyright Office, all filings and other actions (including, to the extent required hereunder, actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC) necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral of such Grantor, securing the payment of the Secured Obligations, subject to no other Liens except Permitted Liens.

(l)                                     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder, except for the filing of financing and continuation statements under the UCC, the recordation of the Second Lien Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the actions described in Section 5 with respect to Security Collateral, which actions described in Section 5 have been taken and are in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally and the taking of the actions described in Section 4(d) with respect to Assignable Government Contracts Claims.

(m)                               The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

(n)                                 As to itself and its Intellectual Property Collateral:

(i)                                     To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of such Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii)                                  Such Grantor is the exclusive owner of all right, title and interest in and to such Intellectual Property Collateral, and is entitled to use all such Intellectual Property Collateral subject only to the terms of the IP Agreements.

(iii)                               The Intellectual Property Collateral set forth on Schedule V hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and IP Agreements owned by such Grantor.

(iv)                              The Intellectual Property Collateral set forth on Schedule V hereto is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of such Intellectual Property Collateral that would be reasonably likely to lead to such item becoming invalid or unenforceable.

(v)                                 Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of Intellectual Property Collateral that is material to such Grantor’s business as currently conducted in full force and effect throughout the world, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks that are material to such Grantor’s business as currently conducted with the U.S. Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights that are material to such Grantor’s business as currently conducted with the U.S. Copyright Office and in corresponding national and international copyright offices. Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in such Intellectual Property Collateral that is material to such Grantor’s business as currently conducted so as not to cause such Intellectual Property Collateral to lapse or become invalid or unenforceable or placed in the public domain.

(vi)                              Except as set forth in Schedule V hereto, no claim, action, suit, investigation, litigation or proceeding is pending or has been threatened in writing against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral set forth on Schedule V hereto, (ii) alleging that the Grantor’s rights in or use of such Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that such Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral set forth on Schedule V hereto or the Grantor’s rights in or use thereof. Except as set forth on Schedule V hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral set forth on Schedule V hereto. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of such Intellectual Property Collateral in any way which would adversely affect such Grantor’s business as currently conducted.

(vii)                           With respect to each IP Agreement: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement which notice is still effective; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (F) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement, in either case, by such Grantor or, to such Grantor’s knowledge, by any other party thereto.

(viii)                        No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral, which would, in either case, materially and adversely affect such Grantor’s business as currently conducted.

(o)                                 The Grantor has no commercial tort claims (as defined in Section 9-102(13) of the UCC) other than those listed in Schedule VII hereto.

Section 9.                                            Further Assurances. (a)  Subject to the Intercreditor Agreement, each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, subject to the Intercreditor Agreement, each Grantor will promptly with respect to Collateral of such Grantor:  (i) at the request of the Collateral Agent upon the occurrence and during the continuation of an Event of Default, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, each Assigned Agreement and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (iii) prepare, execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) subject to Section 4(d), deliver, file and record any statement, notice, assignment, instrument, document, agreement or other paper or take any other action, as may be necessary, or as the Collateral Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the security interest granted hereunder in Assignable Government Contract Claims and exercise any right in respect thereof; (v) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers, instruments of transfer, indorsements or assignments executed in blank; (vi) at the request of the Collateral Agent, take all action necessary to ensure that the Collateral Agent has control of Collateral consisting of deposit accounts, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-106 and 9-107 of the UCC, except as otherwise excluded from such requirements hereunder; (vii) at the request of the Collateral Agent upon the occurrence and during the continuation of an Event of Default, take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; (viii) take all such actions to exercise or enforce any of the Borrower’s rights, interests, remedies and benefits with respect to the Contribution Agreement during the continuation of an Event of Default or as otherwise reasonably requested by the Collateral Agent; and (ix) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.

(b)                                 Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements in any filing jurisdiction and filing office and with any filing office and with any collateral description it deems advisable indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)                                  Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 10.                                      As to Equipment and Inventory. (a)  Each Grantor will keep the Equipment and Inventory of such Grantor (other than Inventory sold in the ordinary course of business) at the places therefor specified in Schedule III hereto or at such other places designated by the Grantor. At the end of each fiscal quarter of the Borrower each Grantor shall give written notice to the Collateral Agent identifying such other places designated during such fiscal quarter. Upon the giving of such notice, Schedule III shall be automatically amended to add any new locations specified in the notice.

(b)                                 Each Grantor will cause the Equipment of such Grantor to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer’s manual, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $100,000 to any of the Equipment or Inventory of such Grantor.

(c)                                  Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Equipment and Inventory of such Grantor, except to the extent being contested in good faith by appropriate actions. In producing its Inventory, each Grantor will comply with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

Section 11.                                      Insurance. (a)  Each Grantor will, at its own expense, maintain insurance with respect to the Equipment and Inventory of such Grantor in such customary amounts, against such risks, in such form and with such insurers, as shall be consistent with industry standard. Until the Discharge of Senior Indebtedness (as defined in the Intercreditor Agreement), the Collateral Agent agrees that insurance coverage which satisfies the requirements of the Credit Agreement will be deemed satisfactory to the Collateral Agent hereunder. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, and subject to the Intercreditor Agreement, each policy for property damage insurance shall provide for all losses (except for losses of less than $500,000 per occurrence) to be paid directly to the Collateral Agent. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of this Section 11 and cause the insurers to acknowledge notice of such assignment.

(b)                                 Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 11 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor to pay or as reimbursement for the costs of such repairs or replacements.

(c)                                  Subject to the Intercreditor Agreement, so long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require. Subject to the Intercreditor Agreement, upon the occurrence and during the continuation of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 22(b).

Section 12.                                      Post-Closing Changes; Bailees; Collections on Assigned Agreements, Receivables and Related Contracts. (a)  No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Schedule I of this Agreement without first giving at least 15 days’ prior written notice to the Collateral Agent and taking all action necessary to perfect or protect the security interest granted by this Agreement. No Grantor will become bound by a security agreement authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without taking all action required by the Collateral Agent or as necessary to ensure that the perfection and second priority nature of the Collateral Agent’s security interest in the Collateral will be maintained, except to the extent any lien pursuant to such a security agreement is otherwise permitted by the Indenture. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and, upon reasonable notice from the Collateral Agent, will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents. If the Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b)                                 Subject to the Intercreditor Agreement, if any material amount of Collateral comprising Inventory or Equipment, or, upon the occurrence and during the continuation of any Event of Default, any Collateral, of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent, and if the Collateral Agent so requests such Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions (which shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Collateral Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing), (iii) use commercially reasonable efforts, to cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Grantor or any other Person, and (iv) make such authenticated record available to the Collateral Agent.

(c)                                  Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, subject to the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables (including Government Contract Claims) and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, subject to the Intercreditor Agreement, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) and applied as provided in Section 22(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof without the Collateral Agent’s approval, or allow any credit or discount thereon except in accordance with such Grantor’s customary practice. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 13.                                      As to Intellectual Property Collateral. (a)  With respect to each item of its Intellectual Property Collateral material to such Grantor’s business, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other U.S. governmental authority, to

(i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. Subject to the Intercreditor Agreement, no Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a material adverse effect on the financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under the Indenture Documents.

(b)                                 Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral material to such Grantor’s business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral that is material to such Grantor’s business or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral material to such Grantor’s business.

(c)                                  In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral material to such Grantor’s business is being materially infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or, subject to the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent, deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)                                 Each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral material to such Grantor’s business. No Grantor shall do or permit any act or knowingly omit to do any act whereby any of the Intellectual Property Collateral material to such Grantor’s business may lapse or become invalid or unenforceable or placed in the public domain.

(e)                                  Each Grantor shall take all steps which it or, subject to the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, as necessary to, or as the Collateral Agent, deems reasonable and appropriate under the circumstances to, preserve and protect each item of its Intellectual Property Collateral material to such Grantor’s business, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f)                                    With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (a “Second Lien Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g)                                 Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each fiscal quarter of the Borrower, each Grantor shall give written notice to the Collateral Agent identifying the After-Acquired Intellectual Property that is material to such Grantor’s business acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 14.                                      Voting Rights; Dividends; Etc. (a)  So long as no Event of Default shall have occurred and be continuing:

(i)                                     Each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Security Collateral (subject in all cases to the terms of any applicable Securities Account Control Agreement) of such Grantor or any part thereof for any purpose; provided that, subject to the Intercreditor Agreement, such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii)                                  Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Indenture Documents; provided, however, that any and all

(A)                              dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B)                                dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

(C)                                cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and, subject to the Intercreditor Agreement, shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and, subject to the Intercreditor Agreement, be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)                               Subject to the Intercreditor Agreement, the Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)                                 Upon the occurrence and during the continuation of an Event of Default:

(i)                                     Subject to the Intercreditor Agreement, upon notice to such Grantor by the Collateral Agent, all rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)                                  All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and, subject to the Intercreditor Agreement, shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)                               Subject to the Intercreditor Agreement, the Collateral Agent shall be authorized to send to each Securities Intermediary (as defined in and under any Securities

Account Control Agreement) a Notice of Exclusive Control (as defined in and under such Securities Account Control Agreement).

Section 15.                                      As to the Assigned Agreements. (a)  Subject to the Intercreditor Agreement, each Grantor will at its expense:

(i)                                     perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be reasonably requested from time to time by the Collateral Agent; and

(ii)                                  furnish to the Collateral Agent promptly upon receipt thereof copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) upon request of the Collateral Agent make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(iii)                               Each Grantor agrees that it will not take any action with respect to any Assigned Agreement that would violate any restrictions applicable to such Assigned Agreement set forth in the Indenture.

(b)                                 Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 16.                                      Payments Under the Assigned Agreements. (a)  Each Grantor agrees and will ensure that each other party to each Assigned Agreement to which it is a party has been instructed that all payments due or to become due under or in connection with such Assigned Agreement are to be made (a) directly to a Deposit Account that is subject to a Deposit Account Control Agreement or (b) to such Grantor, in which case such Grantor covenants to promptly deposit such payments in a Deposit Account that is subject to a Deposit Account Control Agreement.

(b)                                 If any Event of Default shall have occurred and be continuing, all moneys received or collected under or in connection with each Assigned Agreement shall be applied as provided in Section 22(b).

Section 17.                                      As to Letter-of-Credit Rights. (a)  Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.

(b)                                 Subject to the Intercreditor Agreement, upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee.

Section 18.                                      Transfers and Other Liens; Additional Shares. (a)  Each Grantor agrees that it will not (i) dispose of, or grant any option with respect to, any of the Collateral, other than dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Indenture, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement or Permitted Liens.

(b)                                 Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or except as otherwise permitted under the Indenture, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.

Section 19.                                      Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuation of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)                                  to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

(b)                                 to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)                                  to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)                                 to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 20.                                      Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein after demand by the Collateral Agent, subject to the Intercreditor Agreement, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 23.

Section 21.                                      The Collateral Agent’s Duties. (a)  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. The Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. For the avoidance of doubt, the foregoing shall in no way relieve the obligations of each Grantor to take all actions necessary to perfect and maintain the perfection of the security interest in the Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties. In acting under this Agreement, the Collateral Agent shall be entitled to the rights, protections and immunities provided to the Trustee in the Indenture and such are incorporated by reference herein, mutatis mutandis.(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each, a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 22.                                      Remedies. If any Event of Default shall have occurred and be continuing:

(a)                                  Subject to the Intercreditor Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) subject to the Intercreditor Agreement, require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables (including Government Contract Claims), the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Deposit Accounts and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 Subject to the Intercreditor Agreement, any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 23) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the order of priority set forth in Section 6.10 of the Indenture.

Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)                                  Subject to the Intercreditor Agreement, all payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d)                                 Subject to the Intercreditor Agreement, the Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Deposit Accounts or in any other deposit account.

(e)                                  In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

Section 23.                                      Indemnity and Expenses. (a)  Each Grantor jointly and severally agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 24.                                      Amendments; Waivers; Additional Grantors; Etc. (a)  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and each Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any Grantor, the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)                                 Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each, a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Indenture Documents to “Grantor” shall also mean and be a reference to such Additional

Grantor,  and each reference in this Agreement and the other Indenture Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I-IX attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-VIII, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 25.                                      Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or the Collateral Agent, addressed to it at its address specified in the Indenture and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise, be effective three days after being deposited in the mails, or otherwise when delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 26.                                      Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations and (ii) the satisfaction and discharge of the Indenture, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.

Section 27.                                      Release; Termination. (a)  Upon any disposition of any item of Collateral of any Grantor in accordance with the terms of the Indenture Documents (other than sales of Inventory in the ordinary course of business, which Inventory shall automatically be released from the assignment and security interest hereunder), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Grantor shall have delivered to the Collateral Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral

Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Indenture Documents and as to such other matters as the Collateral Agent may request.

(b)                                 Upon the latest of (i) the payment in full in cash of the Secured Obligations and (ii) the satisfaction and discharge of the Indenture, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 28.                                      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 29.                                      The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 30.                                      Jurisdiction, Etc. (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Indenture Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Indenture Documents in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Indenture Documents to which it is a party in any New York State or Federal court described in Section 30(a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 31.                                      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:	RAFAELLA APPAREL GROUP, INC.

	By	/s/ Glenn Palmer
Name: Glenn Palmer
Title: CEO

Address for Notices:	VERRAZANO, INC., as a Grantor

	By	/s/ Glenn Palmer
Name: Glenn Palmer
Title: President

Address for Notices:	THE BANK OF NEW YORK, as Trustee
and Collateral Agent
101 Barclay St., 8W
New York, NY 10286
Attn: Corporate Trust Administration	By	/s/ Beata Hryniewicka
Name: Beata Hryniewicka
Title: Assistant Treasurer